Exhibit 99

ALCOA TAKES DECISIVE ACTION:

COST STRUCTURE IMPROVED AND LIQUIDITY REINFORCED

•	$2 Billion in Procurement Efficiencies by 2010

•	$400 Million in Overhead Rationalization by 2010

•	Capital Expenditures Reduced to $850 Million Sustaining Rate in 2010

•	$800 Million of Working Capital Cash Improvement in 2009

•	Quarterly Dividend Reduced from $.17 to $.03, Saving More Than $400 Million Annually

•	Public Offering of Approximately $1.1 Billion of Common Stock and Convertible Notes

NEW YORK, NY – March 16, 2009 — Alcoa announced today a series of operational and financial actions to significantly improve the Company’s cost structure and liquidity. The operational actions will reduce costs by more than $2.4 billion annually, reduce capital expenditures an additional $1.0 billion in 2010, and improve working capital by $800 million in 2009. The Company is reducing the quarterly common stock dividend from $0.17 to $0.03 per share, saving more than $400 million annually, and launching a public offering of common stock and convertible notes planned to yield proceeds of approximately $1.1 billion.

“By taking quick and decisive actions, Alcoa has been able to stay ahead of the evolving economic crisis,” said Klaus Kleinfeld, President and CEO of Alcoa. “Today’s actions better prepare Alcoa to manage through a prolonged downturn and position the Company for the future. We believe that we now have in place the strategic and operational fundamentals that will enable Alcoa to emerge even stronger when the economy recovers.”

Operational Initiatives

Alcoa has launched a new series of operational measures to enhance the Company’s 2009-2010 performance and improve the Company’s cost structure. The targeted results of these operational measures are: by 2010, procurement efficiencies reducing costs by $2 billion annually and overhead rationalization, reducing costs by $400 million annually; in 2009, working capital efficiency initiatives yielding $800 million in cash improvements; and by the second half of 2009, a 50 % reduction of capital spending to a sustaining level of $850 million annually. As previously announced, the Company is exiting four mid and downstream businesses and the Shining Prospect special purpose vehicle that held shares in Rio Tinto with an expected yield of approximately $1.1 billion in cash in connection with these two actions. These initiatives, together with the dividend reduction and new financings, will further strengthen Alcoa’s balance sheet and enhance its liquidity.

Dividend Reduction

Alcoa’s Board of Directors is reducing the Company’s quarterly common stock dividend to $0.03 per share from $0.17 per share, payable May 25, 2009 to shareholders of record at the close of business May 8, 2009. The decision will preserve more than $400 million of cash annually.

“Given the impact of the economy on Alcoa’s capital structure, the Board of Directors decided to reduce the dividend,” said Kleinfeld. “This decision was made after comparisons to peer companies and consideration of the interests of our shareholders. We are pleased to be able to continue Alcoa’s record of paying a dividend every quarter for the past 60 years.”

New Financings

Alcoa plans to offer, subject to market and other conditions, 150 million shares of common stock in an underwritten registered public offering. In connection with this offering, Alcoa intends to grant the underwriters an over-allotment option with respect to an additional 22.5 million shares of common stock. Based on the closing price of Alcoa’s common stock on the New York Stock Exchange on March 13, 2009, the offering (without giving effect to any exercise of the over-allotment option) is expected to result in proceeds of approximately $850 million.

Alcoa also plans to offer, subject to market and other conditions, $250 million aggregate principal amount of convertible notes due 2014 in a concurrent underwritten registered public offering. In connection with this offering, Alcoa intends to grant the underwriters an over-allotment option with respect to an additional $37.5 million aggregate principal amount of convertible notes. The convertible notes will be convertible at the holder’s option into shares of Alcoa common stock at a conversion rate to be determined in connection with the pricing of the proposed offering.

Neither the completion of the convertible notes offering nor the completion of the common stock offering will be contingent on the completion of the other. The Company intends to use the net proceeds from the offerings to repay outstanding indebtedness under its senior unsecured 364-day revolving credit facility. The Company intends to use any remaining proceeds for general corporate purposes.

Alcoa has filed a registration statement (including a separate preliminary prospectus supplement for each of the common stock and convertible notes offerings) with the SEC for the offering to which this communication relates. Before you invest, you should read the applicable preliminary prospectus supplement included in that registration statement and other documents we have filed with the SEC for more complete information about us and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriters will arrange to send you either of the prospectuses if you request them by calling toll-free: Credit Suisse 1-800-221-1037 or Morgan Stanley 1-866-718-1649.

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland and has been a member of the Dow Jones Sustainability Index for seven consecutive years. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “hopes,” “intends,” “plans,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or other words of similar meaning. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine markets; (c) Alcoa’s inability to achieve the level of cost reductions, cash generation or conservation, return on capital improvement, improvement in profitability and margins, or strengthening of operations anticipated by management in connection with its restructuring, portfolio streamlining and liquidity strengthening actions; (d) continued volatility or deterioration in the financial markets, including disruptions in the commercial paper, capital and credit markets; (e) Alcoa’s inability to mitigate impacts from increased energy, transportation and raw materials costs, including caustic soda, calcined petroleum coke and natural gas, or from other cost inflation; (f) Alcoa’s inability to complete its Brazilian growth and portfolio streamlining projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (g) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (h) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (i) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission.